                                                                   Exhibit No. 5




                                                                   July 21, 2003




Authentidate Holding Corp.
2165 Technology Drive
Schenectady, New York 12308




                     Re:       Authentidate Holding Corp.
                               Registration Statement on Form S-3/A
                               SEC File No. 333-106174





Ladies/Gentlemen:



     We have reviewed the pre-effective Amendment No. 1 to the Registration Statement on Form S-3/A, filed on July 21, 2003 (File No. 333-106174) (the "Registration Statement"), under the Securities Act of l933, as amended (the "Act"), by Authentidate Holding Corp., a Delaware corporation (the "Company"). The Registration Statement has been filed for the purpose of registering the securities described therein for offer and sale under the Act. All capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.



     This opinion has been rendered with respect to 1,048,192 shares of common stock issuable upon conversion of convertible debentures (the "Debentures"), an aggregate of 656,200 shares issuable upon the exercise of common stock purchase warrants (the "Warrants"), an aggregate of 220,120 shares of common stock which we may issue as interest payments on the debentures and an aggregate of 104,819 shares of common stock which we may issue pursuant to the weighted-average anti-dilution provisions of the debentures. The shares of common stock issuable as described in the foregoing sentence may be referred to herein as the "Shares".



     In connection with the opinions rendered herein, we have examined the Certificate of Incorporation of the Company, its By-Laws, the Debentures, the Warrants and such other documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render this opinion. On the basis of such examination, we are of the opinion that:



     1. The Company is a corporation duly organized and validly existing and in good standing under the laws of Delaware, with corporate power to conduct the business which it conducts as described in the Registration Statement.



     2. The Company has an authorized capitalization of 40,000,000 shares of Common Stock, par value $.001 per share and 5,000,000 shares of Preferred Stock, par value $.01 per share.



     3. The Shares issuable upon conversion of the Debentures have been duly authorized and when issued, sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

     4. The Shares issuable upon exercise of the Warrants have been duly authorized and when issued, sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.



     5. The Shares issuable as interest payments on the Debentures have been duly authorized and when issued, sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.



     6. The Shares issuable pursuant to the anti-dilution provisions of the Debentures have been duly authorized and when issued, sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.



          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Prospectus forming a part of the Registration Statement. As set forth in the Registration Statement, certain members of our firm own securities of Authentidate Holding Corp.



                                              Very truly yours,



                                              /s/ Goldstein & DiGioia, LLP



                                              GOLDSTEIN & DIGIOIA, LLP



                                       41